News Release

Exhibit 99.1
Company Contact:
Dan Smith
Acuity Brands, Inc.
(404) 853-1423

Acuity Brands Reports Fiscal 2013 First Quarter Results
Adjusted Diluted EPS of $0.69 on 1.4 Percent Rise in Net Sales
ATLANTA, January 8, 2013 - Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced fiscal 2013 first quarter net sales were $481.1 million, an increase of $6.8 million, or 1.4 percent, compared with the year-ago period. Excluding special charges and related temporary expenses in both periods, fiscal 2013 first quarter adjusted net income was $29.6 million compared with adjusted net income of $31.6 million for the prior-year period. Adjusted diluted earnings per share (“EPS”) for the first quarter of fiscal 2013 were $0.69 compared with adjusted diluted EPS of $0.74 for the year-ago period. Additionally, adjusted diluted EPS were basically flat year over year after excluding the impact of prior year's first quarter net miscellaneous income of $2.9 million, or $0.04 per diluted share, which was primarily attributable to currency-related gains that did not repeat this year. Net income for the first quarter of fiscal 2013 was $26.1 million, or $0.61 diluted EPS, compared with $29.9 million, or $0.70 diluted EPS, for the year-ago period. A detailed discussion of adjusted net income and adjusted diluted EPS, together with a reconciliation of these measures to the most directly comparable GAAP measure is provided below.
Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “Our first quarter results reflect what we believe was a lull in demand in the nonresidential construction market as well as temporary inefficiencies and costs associated with the closure of our Cochran, Georgia production facility. As indicated in our fourth quarter SEC filings, earnings release and conference call, we cautioned that end-customer demand could be inconsistent and tepid, particularly during the first half of the year, due to the weak pace of economic recovery in the U.S. and abroad. Although shipment volume increased modestly in the first quarter as compared with the year-ago period, it appeared certain customers took a "wait and see" approach surrounding the uncertainties of the outcomes of the U.S. elections and the resolution of the pending “fiscal cliff” resulting in weak demand. In spite of these market conditions, I am pleased to report that excluding the costs and inefficiencies associated with the ongoing closure process of our Cochran facility, adjusted operating profit margins remained solid at 11.2 percent. While we currently see favorable trends in our daily order rate, we still expect demand to be volatile in our

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second quarter, as businesses and consumers adjust their spending plans to take into account the uncertainties associated with U.S. fiscal policy and global economic concerns. We currently believe this will be followed by more stable demand in the second half of our fiscal 2013.”
First Quarter Results
The year-over-year growth in fiscal 2013 first quarter net sales was due primarily to an increase in volume, partially offset by a slightly net unfavorable change in product prices and the mix of products sold. While the increase in volume was fairly broad-based across most product categories and key sales channels in North America, the Company did observe some postponement or cancellation of certain projects. The impact on net sales from acquisitions and foreign currency was not significant. Sales of LED-based products grew by more than two-and-a-half times over the prior-year period and represented approximately 13 percent of fiscal 2013 first quarter net sales.
Fiscal 2013 first quarter gross profit margin decreased 140 basis points to 39.4 percent compared with 40.8 percent for the prior-year period. Excluding the impact of the expenses directly associated with the closing of the Cochran facility as discussed below, adjusted gross profit margin decreased 40 basis points to 40.4 percent compared with the prior-year period. The decline in adjusted gross profit margin was due primarily to an increase in expenses associated with new product introductions and higher manufacturing costs related to slight changes in the mix of products sold, partially offset by the favorable impact of increased net sales, lower material and component costs, and realized productivity improvements associated with ongoing streamlining activities.
Operating profit for the first quarter of fiscal 2013 was $48.2 million, or 10.0 percent of net sales, compared with $50.6 million, or 10.7 percent of net sales, for the prior-year period. Excluding expenses associated with the closing of the Cochran facility as discussed below, adjusted operating profit for the first quarter of fiscal 2013 was $53.7 million, a 1 percent increase over the prior-year period's adjusted operating profit of $53.3 million. Adjusted operating profit margin for the first quarter of both fiscal 2013 and 2012 was 11.2 percent.
Fiscal 2013 first quarter results included $0.1 million of net miscellaneous expense compared with $2.9 million, or $0.04 per diluted share, of net miscellaneous income in the prior-year period. Net miscellaneous expense/income consists primarily of gains and losses resulting from the impact of exchange rates changes on foreign currency exposures, particularly those associated with the Mexican Peso.

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Special Charges and Temporary Expenses Associated with Streamlining Activities
Included in the results for the first quarter of fiscal 2013 were a pre-tax special charge and temporary expenses associated with previously announced streamlining actions, primarily to close a production facility, totaling $5.5 million, or $0.08 per diluted share, as explained below. Included in the results for the first quarter of the prior year was a $2.7 million pre-tax special charge, or $0.04 per diluted share, associated with other streamlining actions.
The current year pre-tax special charge and temporary expenses totaling $5.5 million, or $0.08 per diluted share, was comprised of a pre-tax special charge of $0.7 million, or $0.01 per diluted share, and $4.8 million, or $0.07 per diluted share, of costs related to temporary manufacturing inefficiencies associated with the closing of the Cochran production facility. The special charge consisted principally of production transfer costs from the Cochran facility to other locations. The $4.8 million of manufacturing inefficiencies consisted primarily of: non-productive operating costs at the Cochran facility; expenses associated with the initial set-up of production at various facilities that have assumed the production of products previously manufactured at the Cochran facility; and incremental costs associated with production-related activities performed by third-parties that are now largely produced internally as the Company's manufacturing capacity has since been increased to accommodate the transfer of production.
The Company expects that the closure of the Cochran facility will be principally completed by the end of the second quarter of fiscal 2013. Management forecasts that additional costs of approximately $4 million associated with the closing of the Cochran facility will be incurred in the second fiscal quarter. The costs are expected to once again be comprised of a pre-tax special charge along with temporary production inefficiencies. Assuming no further delays in obtaining government permits and approvals or in ramping-up production at the receiving facilities, management anticipates that the Cochran facility will totally cease production by the end of the second fiscal quarter and no further costs related to this streamlining effort will be incurred thereafter.
The Company estimates that the total annualized pre-tax savings associated with all streamlining activities initiated in 2012, including the closure of the Cochran facility, to be approximately $14 million of which approximately $4 million was realized in fiscal 2012. The Company realized approximately $2 million of benefits (excluding the inefficiencies noted above) in the first quarter of fiscal 2013 and expects to be at the total annualized savings run rate from the streamlining activities beginning in the third quarter of fiscal 2013 following the completion of the transfer of production and closure of the facility.

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Outlook
Mr. Nagel commented, “As we look to the second quarter, typically our softest due to seasonality, we expect demand to continue to be inconsistent. Due to the recent slowdown in the rate of growth over the past several months, we believe the growth rate for the North American lighting market may be tempered somewhat to the low to mid-single digit range. We remain cautiously optimistic that we will continue to outperform the markets we serve while delivering financial results for the full fiscal year more consistent with our long-term financial objectives as identified in our recent Form 10-K.”
Mr. Nagel concluded, “We believe the lighting and lighting-related industry will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront, and we believe we are well positioned to fully participate in this exciting industry.”
Non-GAAP Financial Measures
Acuity Brands' management included in the above news release the terms “adjusted gross profit,”“adjusted gross profit margin,” “adjusted operating profit,” “adjusted operating profit margin,” “adjusted net income,” and “adjusted diluted EPS” which are non-U.S. Generally Accepted Accounting Principles (“GAAP”), or non-GAAP, financial measures provided to enhance the user's overall understanding of the Company's current financial performance and prospects for the future. Specifically, management believes that adjusted gross profit, adjusted gross profit margin, adjusted operating profit, adjusted operating profit margin, adjusted net income, and adjusted diluted EPS provide useful information to investors by excluding or adjusting items related to special charges and additional costs associated with the closing of the Cochran production facility, which affected fiscal 2013 gross profit as well as fiscal 2013 and 2012 operating profit, net income and diluted EPS. Management believes the special charges and additional costs impacted the comparability of the Company's results and that these items are not reflective of costs that the Company will incur over the long term. However, we have incurred similar charges in prior fiscal years and continually evaluate streamlining measures which could result in additional charges in future periods. These non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measure for adjusted gross profit and adjusted gross profit margin are “gross profit” and “gross profit margin”, respectively,which include the impact of costs associated with the closing of the Cochran facility. The most directly comparable GAAP measure for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin,” respectively, which include the impact of the special charges and the costs associated

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with the closing of the Cochran facility. The most directly comparable GAAP measures for adjusted net income and adjusted diluted EPS are “net income” and “diluted EPS,” respectively; both GAAP measures include the impact of the special charges and the costs associated with the closing of the Cochran facility. The non-GAAP financial measures included in this news release have been reconciled to the nearest GAAP measure.
Conference Call
As previously announced, the Company will host a conference call to discuss first quarter results today, January 8, 2013, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. is a North American market leader and one of the world's leading providers of lighting solutions for both indoor and outdoor applications. With fiscal year 2012 net sales of over $1.9 billion, Acuity Brands employs approximately 6,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company's lighting solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Peerless®, Gotham®, Mark Architectural Lighting™, Winona® Lighting, Healthcare Lighting®, Hydrel®, American Electric Lighting®, Carandini®, Antique Street Lamps™, Tersen®, Sunoptics®, Sensor Switch®, Lighting Control & Design™, Synergy® Lighting Controls, Pathway Connectivity™, Dark to Light®, ROAM®, RELOC® Wiring Solutions, and acculamp®.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “may,” “should”, “remain”, and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding:(a) the expected timing of the completion of the closure of the Cochran facility; (b) estimated future pre-tax special charges and manufacturing inefficiencies associated with the facility closure; (c) projected annualized pre-tax savings associated with streamlining activities, including the timing of the realization of such savings; (d) the expected demand for the Company's products; (e) the expectation that the Company will be able to continue to outperform the markets it serves while delivering financial results consistent with its long-term financial objectives; and (f) the expectation of solid growth over the next decade for the lighting and lighting-related industry and the Company's position to fully participate. Forward-looking

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statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company's SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on January 8, 2013and risks discussed in Part I, “Item 1a. Risk Factors” in the Company's Annual Report on Form 10-K for the year ended August 31, 2012. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share and per-share data)

	November 30, 2012	August 31, 2012
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$267.5	$284.5
Accounts receivable, less reserve for doubtful accounts of $1.4 at November 30, 2012 and August 31, 2012	270.5	263.8
Inventories	193.7	194.1
Deferred income taxes	12.6	13.0
Prepayments and other current assets	29.0	23.6
Total Current Assets	773.3	779.0
Property, Plant, and Equipment, at cost:
Land	7.4	7.3
Buildings and leasehold improvements	119.1	115.5
Machinery and equipment	354.4	345.7
Total Property, Plant, and Equipment	480.9	468.5
Less — Accumulated depreciation and amortization	337.1	329.3
Property, Plant, and Equipment, net	143.8	139.2
Other Assets:
Goodwill	555.1	554.9
Intangible assets	228.1	230.8
Deferred income taxes	4.0	4.1
Other long-term assets	27.4	28.9
Total Other Assets	814.6	818.7
Total Assets	$1,731.7	$1,736.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$204.6	$232.7
Accrued compensation	21.6	44.9
Accrued pension liabilities, current	1.2	1.2
Other accrued liabilities	93.9	86.0
Total Current Liabilities	321.3	364.8
Long-Term Debt	353.5	353.5
Accrued Pension Liabilities, less current portion	93.8	90.1
Deferred Income Taxes	31.7	33.4
Self-Insurance Reserves, less current portion	6.7	6.6
Other Long-Term Liabilities	58.6	54.5
Commitments and Contingencies (see Commitments and Contingencies footnote)
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 51,961,454 issued and 42,242,199 outstanding at November 30, 2012; 51,508,358 issued and 41,789,103 outstanding at August 31, 2012	0.5	0.5
Paid-in capital	715.4	703.1
Retained earnings	655.9	635.3
Accumulated other comprehensive loss items	(85.5)	(84.7)
Treasury stock, at cost, 9,719,255 shares at November 30, 2012 and August 31, 2012	(420.2)	(420.2)
Total Stockholders’ Equity	866.1	834.0
Total Liabilities and Stockholders’ Equity	$1,731.7	$1,736.9

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended November 30,
	2012	2011
Net Sales	$481.1	$474.3
Cost of Products Sold	291.6	280.7
Gross Profit	189.5	193.6
Selling, Distribution, and Administrative Expenses	140.6	140.3
Special Charge	0.7	2.7
Operating Profit	48.2	50.6
Other Expense (Income):
Interest Expense, net	7.7	7.7
Miscellaneous (Income) Expense, net	0.1	(2.9)
Total Other Expense	7.8	4.8
Income before Provision for Income Taxes	40.4	45.8
Provision for Income Taxes	14.3	15.9
Net Income	$26.1	$29.9
Earnings Per Share:
Basic Earnings per Share	$0.61	$0.71
Basic Weighted Average Number of Shares Outstanding	41.8	41.2
Diluted Earnings per Share	$0.61	$0.70
Diluted Weighted Average Number of Shares Outstanding	42.3	41.7
Dividends Declared per Share	$0.13	$0.13

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(In millions)

	Three Months Ended November 30,
	2012	2011
Net Income	$26.1	$29.9

Other Comprehensive Income/(Expense) Items:
Foreign Currency Translation Adjustments	1.3	(9.1)
Defined Benefit Pension Plans:
Prior service cost from plan amendment during period	(5.5)	—
Less: Amortization of prior service cost and actuarial loss included in net periodic pension cost	1.8	1.0
Defined Benefit Pension Plans, net	(3.7)	1.0
Other Comprehensive Income/(Expense) Items before Provision for Income Taxes	(2.4)	(8.1)
Income Tax (Expense)/Benefit related to Other Comprehensive Income/(Expense) Items	1.6	(0.3)
Other Comprehensive Income/(Expense) Items after Provision for Income Taxes	(0.8)	(8.4)

Comprehensive Income	$25.3	$21.5

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Three Months Ended November 30,
	2012	2011
Cash (Used for)/Provided by Operating Activities:
Net income	$26.1	$29.9
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	10.0	10.1
Share-based compensation expense	4.3	4.2
Excess tax benefits from share-based payments	(5.4)	(1.1)
Loss on the sale or disposal of property, plant, and equipment	—	0.1
Deferred income taxes	1.1	(2.2)
Change in assets and liabilities, net of effect of acquisitions, divestitures and effect of exchange rate changes:
Accounts receivable	(6.6)	(1.7)
Inventories	0.5	2.9
Prepayments and other current assets	(5.3)	(5.5)
Accounts payable	(28.4)	(4.2)
Other current liabilities	(9.9)	(7.2)
Other	(0.9)	2.4
Net Cash (Used for)/Provided by Operating Activities	(14.5)	27.7
Cash Used for Investing Activities:
Purchases of property, plant, and equipment	(11.2)	(4.2)
Proceeds from sale of property, plant, and equipment	—	—
Acquisitions of businesses and intangible assets, net of cash acquired	—	(3.8)
Net Cash Used for Investing Activities	(11.2)	(8.0)
Cash Provided by/(Used for) Financing Activities:
Repurchases of common stock	—	(9.2)
Proceeds from stock option exercises and other	8.2	0.8
Excess tax benefits from share-based payments	5.4	1.1
Dividends paid	(5.5)	(5.5)
Net Cash Provided by/(Used for) Financing Activities:	8.1	(12.8)
Effect of Exchange Rate Changes on Cash	0.6	(4.4)
Net Change in Cash and Cash Equivalents	(17.0)	2.5
Cash and Cash Equivalents at Beginning of Period	284.5	170.2
Cash and Cash Equivalents at End of Period	$267.5	$172.7

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ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The tables below reconcile certain GAAP financial measures to the corresponding non-GAAP measures, which exclude special charges associated with actions to accelerate the streamlining of the organization, including additional expenses associated with the consolidation and closure of certain manufacturing facilities. These non-GAAP financial measures, including adjusted gross profit, adjusted gross profit margin, adjusted operating profit, adjusted operating profit margin, adjusted net income, and adjusted diluted earnings per share, are provided to enhance the user's overall understanding of the Company's current financial performance. Specifically, the Company believes these non-U.S. GAAP measures provide greater comparability and enhanced visibility into results by excluding the impact of those expenses. These non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP.

(In millions, except earnings per share data)	Three Months Ended November 30,
	2012		2011
		% of Sales		% of Sales
Net Sales	$481.1		$474.3

Gross Profit	$189.5	39.4%	$193.6	40.8%
Add-back: Manufacturing inefficiencies	4.8		—
Adjusted Gross Profit	$194.3	40.4%	$193.6	40.8%

Operating Profit	$48.2	10.0%	$50.6	10.7%
Add-back: Manufacturing inefficiencies	4.8		—
Add-back: Special Charge	0.7		2.7
Adjusted Operating Profit	$53.7	11.2%	53.3	11.2%

Net Income	$26.1		$29.9
Add-back: Manufacturing inefficiencies, net of tax	3.0		—
Add-back: Special Charge, net of tax	0.5		1.7
Adjusted Net Income	$29.6		$31.6

Diluted Earnings per Share	$0.61		$0.70
Add-back: Manufacturing inefficiencies, net of tax	0.07		—
Add-back: Special Charge, net of tax	0.01		0.04
Adjusted Diluted Earnings per Share	$0.69		$0.74